REPORT OF SHAREHOLDER MEETING  Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer Balanced Fund was held at which the eleven Trustees identified below were elected (Proposal No. 1) and the sub-proposals in (Proposal No. 2) were approved as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1
NOMINEE                                 FOR         WITHHELD               TOTAL
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Trustees
Matthew P. Fink              33,979,201.908      830,875.404      34,810,077.312
Robert G. Galli              33,923,883.620      886,193.692      34,810,077.312
Phillip A. Griffiths         33,965,113.692      844,963.620      34,810,077.312
Mary F. Miller               33,918,730.487      891,346.825      34,810,077.312
Joel W. Motley               33,983,140.394      826,936.918      34,810,077.312
John V. Murphy               33,974,052.504      836,024.808      34,810,077.312
Kenneth A. Randall           33,933,013.152      877,064.160      34,810,077.312
Russell S. Reynolds, Jr.     33,917,932.165      892,145.147      34,810,077.312
Joseph M. Wikler             33,977,331.355      832,745.957      34,810,077.312
Peter I. Wold                33,974,047.833      836,029.479      34,810,077.312
Clayton K. Yeutter           33,911,926.266      898,151.046      34,810,077.312

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PROPOSAL NO. 2 Proposal to change the policy on

             FOR                       AGAINST                 ABSTAIN     BROKER NON-VOTE                TOTAL
---------------------------------------------------------------------------------------------------------------
2A: Borrowing
     26,080,056.700             1,948,603.795           1,632,976.817       5,148,440.000       34,810,077.312
2B: Concentration of Investments
     26,945,373.657             1,181,587.490           1,534,676.165       5,148,440.000       34,810,077.312
2C: Diversification of Investments
     27,089,363.466             1,199,354.430           1,372,919.416       5,148,440.000       34,810,077.312
2E: Investing to Exercise Control
     26,964,242.155             1,453,553.525           1,243,841.632       5,148,440.000       34,810,077.312
2F: Investing in Issuers Whose Shares are Owned by the Funds' Trustee and Officers
     26,140,861.482             2,229,306.148           1,291,469.682       5,148,440.000       34,810,077.312
2H: Lending
     26,360,510.438             1,974,741.480           1,326,385.394       5,148,440.000       34,810,077.312
2I: Margin and Short Sales (purchasing)
     26,134,010.041             2,223,806.795           1,303,820.476       5,148,440.000       34,810,077.312
2J: Pledging, Mortgaging or Hypothecating of Assets
     26,322,013.614             1,921,495.969           1,418,127.729       5,148,440.000       34,810,077.312
2K: Real Estate and Commodities
     27,224,526.903             1,248,326.182           1,188,784.227       5,148,440.000       34,810,077.312
2L: Senior Securities
     27,269,261.163             1,113,715.060           1,278,661.089       5,148,440.000       34,810,077.312
2O: Investment Percentage Restrictions
     26,989,309.700             1,369,138.791           1,303,188.821       5,148,440.000       34,810,077.312